Exhibit 99.1

NetLogic Microsystems Contact:	Investor Relations Contact:
Don Witmer, CFO	Michael Knapp
NetLogic Microsystems	Stapleton Communications
650-961-6676	650-470-0200
dwitmer@netlogicmicro.com	ir@netlogicmicro.com

NetLogic Microsystems Announces Fourth Quarter and Year End 2004

Financial Results

NetLogic Microsystems Achieves 23 Percent Sequential Revenue Growth

MOUNTAIN VIEW, Calif. – Jan. 26, 2005 – NetLogic Microsystems, Inc. (NASDAQ: NETL), a leader in the design and development of knowledge-based processors, today announced financial results for the fourth quarter and year ended Dec. 31, 2004.

Revenue in the fourth quarter of 2004 was $15.2 million, an increase of 23 percent over the third quarter of 2004. Demand was driven by existing customers and programs as well as the continued ramp of new designs using the company’s knowledge-based processors.

Net loss, in accordance with generally accepted accounting principles (GAAP), in the fourth quarter of 2004 was $75,000 or $0.00 per share, compared with a net loss of $3.6 million or a loss of $0.22 per share in the third quarter of 2004. Pro forma net income, excluding amortization of stock-based compensation in the fourth quarter of 2004, was $820,000 or $0.05 per share, compared with a pro forma net loss of $20,000, or $0.00 per share, in the third quarter of 2004.

For the fiscal year ended Dec. 31, 2004, revenue was $47.8 million. Net loss, in accordance with GAAP for the year ended Dec. 31, 2004, was $12.0 million or a loss of $1.17 per share. Pro forma net loss, excluding amortization of stock-based compensation and note discounts for the year ended Dec. 31, 2004, was $2.8 million or a loss of $0.28 per share.

The company believes the additional non-GAAP measures provided are useful to investors for performing financial analysis, because they highlight the company’s operating activities. The company’s management uses this pro forma measure internally to evaluate its operating performance in planning for its future periods. However, pro forma measures are not a substitute for GAAP measures. For a reconciliation of GAAP versus pro forma financial information on a quarterly basis, please see the attached schedule.

Gross margins in the fourth quarter of 2004 were 48 percent, up from 45 percent in the third quarter.

“Our record revenue in the fourth quarter reflects increased demand for our knowledge-based processors,” said Ron Jankov, president and CEO of NetLogic Microsystems. “We are winning new designs from our current and new customers and are ramping up volume production of existing programs, as customers continue to migrate towards 10 Gigabit Ethernet with wire-speed support for Quality-of-Service (QoS) and network security. We are pleased with the significant progress we have made throughout the year and we look forward to continued success in 2005 and beyond.”

2004 Highlights

In 2004, the company:

•	Completed an initial public offering.

•	Improved revenue and operating results in each successive fiscal quarter. Total revenue for the fourth quarter of 2004 increased 182% over the fourth quarter of 2003, while total revenue for fiscal 2004 increased 253% over fiscal 2003.

•	Strengthened its liquidity position by exiting the year with $41.4 million of cash and cash equivalents while reducing liabilities by 50%.

•	Deployed its NL5000 knowledge-based processors in Force10’s TeraScale E-Series terabit switch / routers. The NL5000’s large knowledge base, parallel processing capability and 266 MHz operation on multiple concurrent pipelines allow Force10’s TeraScale E-Series family of switch/routers to process one billion packets per second and support more than one million access control lists with no performance degradation.

•

Delivered its data plane products for the Alcatel 7670 Routing Switching Platform (RSP), Alcatel’s highest-performance, multi-service switch /router product. This is one in a series of major projects between Alcatel and the company. Alcatel’s 7670 RSP is optimized to deliver multiple new and existing services on a converged IP/MPLS infrastructure, including high availability IP VPN RFC2547 service enhancements leveraging ACEIS Non-Stop Routing Technology, Ethernet Virtual Leased Line service over MPLS, Ethernet to FR/ATM Service Interworking over MPLS, and IP/MPLS and ATM Private Network to Network Interface (PNNI).

•	Announced that Hitachi incorporated the company’s NL5512 knowledge-based processors into Hitachi’s GR4000 and GS4000 gigabit router and switch families, which are capable of processing multiple pipelines simultaneously, each at speeds of 266 million decisions per second. In addition, the NL5512 processor has a cascaded design for connecting multiple processors that support millions of records.

•	Delivered its NL5000 knowledge-based processors for Juniper Networks E-series platform edge routers. Juniper has also used NetLogic Microsystems’ products in two prior generations of edge router products.

•	Delivered the first samples of knowledge-based processors, which have the ability to operate at frequencies up to 300 MHz. These are the first knowledge-based processors to reach this milestone frequency.

•	Announced the availability of an enhanced evaluation kit that supports 300MHz operation of the NL5000-family of knowledge-based processors. The evaluation kit comes with an evaluation card, software suite with sample scripts and test cases, allowing system architects to quickly prototype networking applications using a Windows®-based PC prior to having their own board and ASICs available.

•	Announced an improved integrated development environment (IDE) for Intel® IXP2400 and IXP28XX network processors with ability to support the Linux operating system. The Linux support further enhances NetLogic Microsystems’ IDE that speeds the development and design process for its customers.

•	Received initial production from TSMC’s 0.13 micron logic process technology on 300 mm wafers.

•	Received an “Outstanding Financial Performance by a Public Fabless Company” award from the Fabless Semiconductor Association (FSA).

Recent Highlights

In early 2005, NetLogic Microsystems announced that its NL5000 processors were successfully incorporated, tested and deployed by Foundry Networks in its BigIron family of switches and routers. Foundry Networks’ BigIron product family is rapidly gaining momentum in leading networks throughout the world and leads the industry in 10GbE density, performance and reliability, as well as features requested by the world’s most demanding networks.

Recently, the company also announced the availability of its NETLiteTM NL3100 processor product family specifically designed for cost-sensitive, high-volume applications such as entry-level switches, routers and access equipment. The NETLite processor family leverages circuit techniques developed and refined during the design of NetLogic Microsystems’ current market proven knowledge-based processor families, and greatly benefits from die size optimization, lower power dissipation and redundant computing techniques. These new processors are ideal for entry-level systems that do not require the advanced parallel processing and deep pipelining performance of NetLogic Microsystems’ high-end knowledge-based processors. The NETLite processor family has already achieved early success with multiple tier one design wins and is shipping in pre-production quantities to customers in the U.S. and Asia-Pacific markets.

Conference Call

NetLogic Microsystems will broadcast its fiscal fourth quarter and year end 2004 financial results conference call today, Wednesday, Jan. 26, 2004 at 2:45 p.m. Pacific time (5:45 p.m. Eastern time).

To listen to the call, please dial (800) 659-1966 approximately 10 minutes prior to the start time. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (888) 286-8010 and enter pass code 56196687.

The conference call will be available via a live webcast on the investor relations section of the NetLogic Microsystems web site at http://www.netlogicmicro.com. Please access the web site approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the web site for three months.

About NetLogic Microsystems

NetLogic Microsystems, Inc., a fabless semiconductor company located in Mountain View, Calif., designs, develops and markets high performance knowledge-based processors for a variety of advanced Internet, corporate and other networking systems, such as routers, switches, network access equipment and networked storage devices. NetLogic Microsystems knowledge-based processors use advanced processor architecture and a large knowledge database containing network and network user information to make complex decisions about individual packets of information traveling through the network. Knowledge-based processors significantly enhance the ability of networking OEMs, to supply network service providers with systems offering more advanced functionality for the Internet, such as voice transmission over the Internet, or VoIP, virtual private networks, or VPNs, and streaming video and audio. NetLogic Microsystems also provides NPU interface knowledge-based processors solutions to Intel and AMCC network processors that accelerate design and development of leading-edge networking equipment. For more information about products offered by NetLogic Microsystems, call 650.961.6676 or visit the NetLogic Microsystems Website at http://www.netlogicmicro.com

NetLogic Microsystems, the NetLogic Microsystems logo and NETLite are trademarks of NetLogic Microsystems, Inc. All other trademarks are properties of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding NetLogic Microsystems’ business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance and demand for our products, the volume of sales to our principal product customers, manufacturing yields for our products, the timing of manufacture and delivery of product by our foundry suppliers, the length of our sales cycles, our average selling prices, the strength of the OEM networking equipment market and the cyclical nature of that market and the semiconductor industry. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s registration statement on Form S-1, as amended, as well as other reports that NetLogic Microsystems files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and NetLogic Microsystems undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

NETLOGIC MICROSYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended December 31,		Year ended December 31,
	2003	2004	2003	2004
Revenue:
Product revenue	$4,909	$15,249	$10,015	$46,705
License and engineering service revenue	507	—	3,520	1,128

Total revenue	5,416	15,249	13,535	47,833

Gross profit (loss)	(4,879)	7,351	(6,780)	21,169

Operating expenses:
Research and development	5,966	4,893	18,312	17,259
Selling, general and Administrative	1,149	1,692	4,405	6,587
Stock-based compensation	1,180	895	2,675	5,511

Total operating expenses	8,295	7,480	25,392	29,357

Loss from operations	(13,174)	(129)	(32,172)	(8,188)

Interest and other income (expense), net	51	54	212	(3,843)

Net loss	$(13,123)	$(75)	$(31,960)	$(12,031)

Net loss per share - Basic and Diluted	$(4.52)	$(0.00)	$(11.01)	$(1.17)

Shares used in calculation - Basic and Diluted	2,902	17,328	2,903	10,318

NETLOGIC MICROSYSTEMS, INC.

PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended December 31,		Year ended December 31,
	2003	2004	2003	2004
Revenue:
Product revenue	$4,909	$15,249	$10,015	$46,705
License and engineering service revenue	507	—	3,520	1,128

Total revenue	5,416	15,249	13,535	47,833

Gross profit (loss)	(4,868)	7,351	(6,669)	21,338

Operating expenses:
Research and development	5,966	4,893	18,312	17,259
Selling, general and Administrative	1,149	1,692	4,405	6,587
Stock-based compensation	—	—	—	—

Total operating expenses	7,115	6,585	22,717	23,846

Income (loss) from operations	(11,983)	766	(29,386)	(2,508)

Interest and other income (expense), net	51	54	212	(330)

Net income (loss)	$(11,932)	$820	$(29,174)	$(2,838)

Net income (loss) per share - Basic	$(4.11)	$0.05	$(10.05)	$(0.28)

Net income (loss) per share - Diluted	$(4.11)	$0.05	$(10.05)	$(0.28)

Shares used in calculation - Basic	2,902	17,328	2,903	10,318

Shares used in calculation - Diluted	2,902	18,210	2,903	10,318

NETLOGIC MICROSYSTEMS, INC.

RECONCILIATION OF GAAP NET LOSS TO PRO FORMA NET INCOME (LOSS)

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(UNAUDITED)

	Three months ended December 31,		Year ended December 31,
	2003	2004	2003	2004
GAAP net loss	$(13,123)	$(75)	$(31,960)	$(12,031)

Pro forma adjustments:

Amortization of stock-based compensation	1,191	895	2,786	5,680
Amortization of note discounts	—	—	—	3,513

Pro forma net income (loss)	$(11,932)	$820	$(29,174)	$(2,838)

NETLOGIC MICROSYSTEMS, INC.

CONDENSED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	December 31, 2003	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$13,155	$41,411
Restricted cash	5,000	—
Short-term investments	2,995	—
Accounts receivable, net	4,062	5,873
Inventory	3,584	7,759
Prepaid expenses and other current assets	560	1,408

Total current assets	29,356	56,451

Property and equipment, net	2,031	2,953
Other assets	457	50

Total assets	$31,844	$59,454

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Revolving line of credit	$9,910	$—
Accounts payable	3,581	5,690
Accrued liabilities	8,118	5,202
Deferred revenue	500	—
Capital lease obligations, current	351	276

Total current liabilities	22,460	11,168

Capital lease obligations, long-term	135	3
Other liabilities	—	181

Total liabilities	22,595	11,352

Redeemable convertible preferred stock	91,600	—

Stockholders’ equity (deficit):
Common stock	36	176
Additional paid-in capital	10,686	150,771
Notes receivable from stockholders	(1,620)	(434)
Deferred stock-based compensation	(4,300)	(3,227)
Accumulated deficit	(87,153)	(99,184)

Total stockholders’ equity (deficit)	(82,351)	48,102

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$31,844	$59,454